SHAANXI TECHTEAM JINONG HUMIC PRODUCT CO., LTD.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of Jan.16, 2008, between Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (the "Company", a wholly foreign-owned enterprise organized under the law of the People's Republic of China (the "PRC"), and Mr. Tao Li ("Employee",).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for a five years period beginning on the date hereof and ending on the fifth anniversary of the date hereof, and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional five-year periods beginning on the fifth anniversary of the date hereof, unless the Company or Employee gives the other party written notice of the election not to renew the Employment Period at least 60 days prior to any such renewal date or the employment of Employee is terminated pursuant to Section 5 hereof.

2. Position and Duties.

(a) During the Employment Period, Employee shall serve as the Chairman of Board Directors and CEO of the Company and shall have the normal duties, responsibilities, functions and authority of the Chairman of Board Directors and CEO, subject to the power and authority of the Board to expand, limit, change or adjust, from time to time, such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. The initial duties, responsibilities, functions and authority of the Chairman of Board Directors and CEO are set forth on Exhibit A attached hereto. During the Employment Period, Employee shall render such administrative, financial and other Employee and managerial services to the Company and its Subsidiaries which are consistent with Employee's position as the Board may from time to time direct.

(b) During the Employment Period, Employee shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures in all respects. In performing his duties and exercising his authority under the Agreement, Employee shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's and its

Subsidiaries' efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

(d) Employee's position shall be based at the Company's offices in Xi'an city, PRC, or any other location of the Company in the PRC as mutually agreed by the Board and Employee.

3. Compensation and Benefits.

During the Employment Period, Employee's salary shall be RMB60,000 per annum or such other rate as the Board may determine from time to time (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). During the employment period on the date of this agreement and ending on Jan. 16, 2013, the Salary shall be paid monthly.

4. Working Hours

Employee shall work under a flexible working hour scheme after the Company obtains the relevant approval from the competent labor authority. Unless the applicable laws and regulations expressly provide otherwise, Employee shall not be entitled to any overtime pay.

5. Termination.

(a) The Company may terminate the employment of Employee before the Employment Period expires immediately upon issuing a written notice to Employee (but without prejudice to the rights and remedies which the Company may have in the event of any breach of this Agreement by Employee or any failure to carry out his continuing obligations under this Agreement) after occurrence of any of the following events:

(i) Employee has materially violated any of the Company's rules or policies;

(ii) Employee has committed an act of gross negligence or graft which causes substantial damage or adverse effect to the Company's interests;

(iii) Employee has accepted, during the Employment Period, any other employment or provided other services for compensation;

(iv) This Agreement is executed or amended without reflecting the Company's genuine intent as a result of deception, fraud or coercion by Employee, or otherwise taking advantage of the Company's difficulties by Employee; or

(v) Employee has been charged or convicted with criminal liabilities in accordance with the laws.

(b) The Company may terminate the employment of Employee before the Employment Period expires by giving Employee a 30-day prior written notice or paying Employee an amount equal to one (1) month's Salary in lieu of such notice if any of the following events occurs:

(i) Employee is unable to perform the duties, responsibilities and functions set forth in Section 2 hereof after the expiration of the legally required medical treatment period of illness or non-occupational injury;

(ii) There is a substandard performance by Employee;

(iii) There is a material change in circumstances under which this Agreement is entered into and such material change has made performance of this Agreement impossible, and the Company and Employee cannot agree to new terms to amend the Agreement in light of such material change; or

(iv) There occur other events specified in laws or regulations, pursuant to which the Company may terminate the Employment Period.

(c) The Board may change or adjust Employee's title, position and compensation in any of the following circumstances:

(i) Employee has materially violated any of the Company's rules or policies; or

(ii) There is a substandard performance by Employee.

(d) Employee shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as otherwise expressly required by applicable law (including any severance payments required by applicable law). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Employee or under Section 5 hereof.

(e) For purposes of this Agreement, "substandard performance" shall be determined by a majority of the Board (excluding Employee) as provided herein. In assessing Employee's performance, the Board may consider relevant industry experience in assessing Employee's performance. If a majority of the Board (excluding Employee) determines in its sole discretion (which determination shall be final and binding) that the Company would have performed substantially better with other management and that the future performance of the Company would be substantially better served by new management, the Board may terminate Employee's employment or change Employee's employment terms pursuant to Section 5(b) or (c) above, as applicable.

(f) Except as provided under this Section 5 above, the Company shall not terminate the employment of Employee before the Employment Period expires.

6. Confidential Information

(a) Obligation to Maintain Confidentiality. Employee acknowledges that the continued success of the Company and its Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information." Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company's or its Subsidiaries' or affiliates' current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to the Company's or its Subsidiaries' or affiliates' business or industry of which Employee becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Employee's course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans and strategies, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, production plans, formulas, material costs and consumption details, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Employee agrees that during the Employment Period and at anytime thereafter he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without both Board's prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Employee's acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Employee agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) Ownership of Intellectual Property. Employee agrees to make prompt and full disclosure to the Company or its Subsidiaries or affiliates, as the case may be, all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company's or its Subsidiaries' or affiliates' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company and for a period of one (1) year thereafter (collectively, "Work Product"), provided that such period of one year

only applies to the inventions, utility models and designs which are related to Employee's duties and responsibilities to the Company. The ownership of all rights under intellectual property laws of any work falling within the definition of Work Product shall vest in the Company. To the extent that the ownership of any such right in relation to Work Product does not vest in the Company, Employee hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, the intellectual property rights that Employee may have in and to such Work Product. Employee shall promptly perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Employee understands that the Company and its Subsidiaries and affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's and its Subsidiaries' and affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 6(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and affiliates) or use, except in connection with his work for the Company or its Subsidiaries and affiliates, Third Party Information unless expressly authorized by a majority of the Board (excluding Employee) in writing.

(d) Use of Information of Prior Employers. During the Employment Period, Employee shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Employee has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Employee shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Employee's and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or person.

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that during the course of Employee's employment with the Company, Employee shall become familiar, and during his past employment with the Company, he has become familiar, with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Employee agrees that, during the Employment Period and two years thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in,

operate, join, control or participate (including as a joint venturer, agent, representative, employee, director, consultant or lender), in any person developing, producing, marketing, selling or distributing, etc, or any other products sold by the Company or its affiliates, anywhere in China (including without limitation, Hong Kong and Macau), except that a passive equity interest of less than 1% of a publicly-held corporation that engages in any such activity shall be permitted.

(b) During the Noncompete Period, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

8. Breach and Enforcement.

(a) If Employee breaches any provision contained in Sections 6 or 7 hereof, Employee shall pay the Company liquidated damages in an amount equal to two years' Base Salary, provided that such liquidated damages shall not be deemed to be the exclusive remedies for a breach by Employee and the Company shall be entitled to all other remedies available at law or in equity (including, without limitation, actual damages and granting of specific performance).

(b) If, at the time of enforcement of paragraph 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Employee's services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of paragraph 6 or 7 by Employee and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(c) If the Company terminates the employment of Employee in breach of Section 5 (f) hereof, Employee shall be entitled to receive his Salary as a special severance for a period of 6 months after such termination.

9. Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Survival. Sections 6, 7, 8, 9, 10, 11, 17, 18 and 24 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Notices to the Company:

With a copy to (which shall not constitute notice):

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, but excluding any breaches thereof by Employee prior to the date hereof.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the applicable laws of the People's Republic of China, without giving effect to any choice of law or conflict of law rules or provisions.

18. Arbitration. Each party hereto agrees that any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Employee by the Company (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement shall be resolved according to the following procedures:

(a) consultation between Employee and the Company to resolve the Claim;

(b) if no resolution with respect to a Claim is reached through consultation within thirty (30) days after the commencement of the same, either party may, within

sixty (60) days after the occurrence of the Claim, submit the Claim to a local labor dispute arbitration tribunal for arbitration; and

(c) either party may appeal the arbitration award rendered by such local labor dispute arbitration tribunal to a competent People's Court within fifteen (15) days after the issuance of such award.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of a majority of the Board (excluding Employee) on the one hand and Employee on the other hand, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20. Medical and Retirement Benefits. During the Employment Period, the Company shall provide Employee medical and retirement benefits (which shall not include any pension or defined benefit plans) comparable to those offered to its other employees at Employee's level who are permanently stationed within the PRC (who are not considered as expatriate employees but are foreign nationals).

21. Indemnification and Reimbursement of Payments on Behalf of Employee. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Employee any withholding taxes, including personal income taxes, or employment taxes ("Taxes") imposed with respect to Employee's compensation or other payments from the Company or any of its Subsidiaries or Employee's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Employee shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

22. Corporate Opportunity. During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the business of developing, producing, marketing, selling or distributing, etc. at any time during the Employment Period ("Corporate Opportunities"). Unless approved by the Board, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee's own behalf.

23. Employee's Cooperation. During the Employment Period and thereafter, Employee shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or

other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee's possession, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments).

24. Language. This Agreement is executed in English language.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SHAANXI TECHTEAM JINONG HUMIC PRODUCT CO., LTD.

By: ______________________________

Title: CEO

Mr. Tao Li

____

EXHIBIT A

It shall be the responsibility of the employee to fulfill the following responsibilities and to perform other duties consistent with this role in accordance with the authorities granted by the Board.

Responsibilities

1. Assist with the development of the annual operating plan.
2. Ensure achievement of the annual operating plan by directing, coordinating and controlling all aspects of the supply chain.
3. Direct the manufacture of products consistent with the scheduled requirements and quality specifications at the lowest possible cost.
4. Support the introduction of new products.
5. Assure that plant operations and product specifications meet or exceed all applicable laws and regulations to ensure continuity of operations and the protection of employees and consumers.
6. Ensure the timely and accurate preparation of financial and operational metrics.
7. Direct the maintenance of buildings and equipment to preserve and safeguard Company assets.
8. Develop and implement short and long range supply chain improvement programs consistent with Company plans.
9. Develop and implement a capital spending program to maintain and improve the operating effectiveness of the plant.
10. Promote the Company's image to governmental bodies, retailers, trade organizations and distributors.
11. Ensure full compliance with all applicable governmental and corporate laws, regulation and procedures.
12. Supervise the following Supply Chain functions:
    - Manufacturing;
    - Purchasing;
    - Quality;
    - Research & Development;
    - Engineering;
    - Supply Chain Finance;
    - Marketing
13. Ensure full and appropriate communication within the Company, and the Board.
14. Actively participates in the Company's leadership team.
15. Refrain from any activity that is inconsistent with the achievement of the annual operating plan.
16. Report any material matters regarding the Company and its business to the Board of the Company.